ASANTE TECHNOLOGIES, INC.

                         ------------------------------

                    Notice of Annual Meeting of Stockholders
                         To Be Held On February 20, 2003

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Asante Technologies, Inc. (the "Company"), a Delaware corporation, will be held on February 20, 2003, at 10:00 a.m., local time, at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 27, 2003.

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 27, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at 821 Fox Lane, San Jose, CA 95131.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                        FOR THE BOARD OF DIRECTORS


                                        Anthony Contos
                                        Secretary
San Jose, California
January 15, 2003

                            ASANTE TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of the Board of Directors of Asante Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on February 20, 2003, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131. The telephone number at that location is (408) 435-8388.

     These proxy solicitation materials and the Company's Annual Report to Stockholders (on Form 10-K) for the year ended September 28, 2002, including financial statements, were mailed on or about January 24, 2003, to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

     Stockholders of record at the close of business on December 27, 2002, are entitled to notice of and to vote at the meeting. At the record date, 10,066,020 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. No shares of the Company's Preferred Stock are outstanding. Based on the last reported sale on the OTC (Over-the-Counter) Bulletin Board on December 27, 2002, the market value of one share of the Company's Common Stock closed at $0.06.

Revocability of Proxies

     Any proxy given may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

     Each share shall have one vote for the election of directors, unless cumulative voting is invoked. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (four) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than four directors. However, no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the candidates in nomination. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees approved by the Board as possible. See "Proposal 1-Election of Directors." On all other matters, each share has one vote.

     The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2003 Annual Meeting must meet the requirements of Rule 14a-8 promulgated by the SEC and be received by the Company no later than September 17, 2003, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal to be presented at that meeting, if the Company is not provided with notice for such proposal on or before December 1, 2003.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

     Wilson Wong, Jeff Lin, Edmond Tseng and Michael Kaufman were re-elected to the Board of Directors at last year's Annual Meeting of Stockholders. The Company's Bylaws provide for a variable Board of between 3 and 7 members. There are currently four seats authorized on the Board of Directors, all of which will be filled by directors to be elected at the Annual Meeting.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than four duly nominated persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such director's successor has been elected and qualified.

                                                                                                    Director
Name                     Age                   Principal Occupation                                  Since
----------               ---                   --------------------                                 --------
Wilson Wong              55    President and Chief Executive Officer of the Company and Chairman      1988
                               of the Board of Directors
Jeff Yuan-Kai Lin        51    Chief Operating Officer of the Company                                 1988
Michael D. Kaufman       61    Managing General Partner, MK Global Ventures                           1995

Edmond Y. Tseng          55    President and Chief Executive Officer, OSE, Inc.                       1989

     Mr. Wong co-founded the Company in 1988, and has served as President, Chief Executive Officer and Chairman of the Board of Directors since January 1, 1999. Mr. Wong also continues to serve as Vice President of Engineering. Prior to his return to the Company as Vice President of Engineering on September 10, 1998, Mr. Wong was Chief Executive Officer of Pixo Arts Corporation. From 1994 to August 1997, he served as Vice President and General Manager for the Company. >From 1993 to 1994, he served as Vice President and General Manager for the Company's Client Access products. From 1988 to 1993, he served as the Company's President and Chief Executive Officer.

     Mr. Lin co-founded the Company in 1988, and has been a director of the Company since 1988. He rejoined the Company as an executive officer in June 2002. Mr. Lin is also a General Partner of Proton Management Consulting located in San Jose, a venture management company. Prior to that, Mr. Lin served as Chairman and Chief Executive Officer of United Optical Networks International, a supplier of fiber optic components, and as Chairman of FITGlobal, and online transaction company. Prior to that, Mr. Lin was President and Chief Executive Officer of Lite-On Communications Corporation, which is an internetworking company located in Taiwan. Lite-on Communications is a subsidiary of Lite-On Group, which is one of Asante's OEM suppliers in Asia. Mr. Lin co-founded Asante Technologies, Inc. (the "Company") in 1988, and served as President, Chief Executive Officer and Chairman of the Board of Directors from July 1994 until December 31, 1998. Since his resignation as President and Chairman of the Board of Directors, Mr. Lin has served as a Director of the Company. Mr. Lin also held the position of Vice President of Engineering from November 1997 until August 1998. From June 1993 through July 1994, he served as Vice President, General Manager of Network Systems Business for the Company. From 1991 to 1993, he served as the Company's Chairman of the Board of Directors and Chief Operating Officer. From 1988 to 1991, Mr. Lin served as the Company's Vice President of Operations and Engineering, Chief Financial Officer and Secretary.

     Mr. Kaufman has served as Managing General Partner of MK Global Ventures, a venture capital management company, since he founded the firm in 1987. Mr. Kaufman also currently serves as a director of Davox Corporation, a provider of call technology and integration systems; Disc, Inc., a manufacturer of high-capacity storage libraries; HyperMedia Communications, Inc., a wireless networking products manufacturer; Syntellect Inc., a provider of voice processing and computer telephony integration; and Human Pheromone Sciences, Inc. (Erox Corporation), a manufacturer of fragrance and toiletry products.

     Mr. Tseng has served as President and Chief Executive Officer of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd., since January 1990. Orient Semiconductor Electronics, Ltd. is one of Asantes OEM suppliers in Asia. See "Security Ownership of Directors, Officers and Certain Beneficial Owners" and "Certain Relationships and Related Transactions." Prior to that time, Mr. Tseng was the Director of Engineering at Condata, Inc., an electronics products and engineering consulting company.

     There are no family relationships among the directors and executive officers of the Company.

Board Meetings and Committees

     The Board of Directors of the Company held a total of four meetings and acted by written consent two times during the fiscal year ended September 28, 2002. During fiscal 2002, no director attended fewer than 75% of the meetings of the Board of Directors and its committees upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing similar functions.

The information contained in the following sections entitled "Audit Committee" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference into such filing.

Audit Committee

     The Audit Committee of the Board of Directors, which currently consists of Mr. Lin, Mr. Kaufman and Mr. Tseng, met 4 times during the last fiscal year of the Company. The Company's Common Stock trades on the OTC (Over-the-Counter) Bulletin Board, and, accordingly, the Company is not subject to the rules of the Nasdaq Stock Market. During the last fiscal year, the Audit Committee did not consist solely of members who are independent directors within the meaning of Rule 4200(a)(14) of the Market Place Rules of the Nasdaq Stock Market. Mr. Lin does not meet the independence requirements under the meaning of the foregoing rule due to his current employment by the Company, nor does he meet the provisions of the Audit Committee Charter which requires all members of the Audit Committee to be independent directors, however the board determined that it was in the best interests of the Company and its stockholders for Mr. Lin to temporarily be a member of the Audit Committee until such time as the Company found another qualified candidate to join the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, the functions of the Audit Committee include, among others: recommending to the Board of Directors the retention of independent public accountants, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing and evaluating the Company's accounting principles and its system of internal accounting controls; and reviewing the independence of the Company's independent accountants.

Audit Committee Report for the Fiscal Year ended September 28, 2002

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 28, 2002 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee reviewed non-audit services provided by its independent accountants for the last fiscal year, and determined that those services did not impair the accountants' independence. The Audit Committee is also responsible for handling disagreements with the Company's independent accountants or the termination of their engagement.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2002 for filing with the Securities and Exchange Commission. In addition, the Audit Committee reviewed and recommended to the Board that PricewaterhouseCoopers LLP be retained by the Company for the fiscal year ended September 27, 2003.

                                        Submitted by The Audit Committee
                                        Jeff Yuan-Kai Lin
                                        Michael D. Kaufman
                                        Edmond Y. Tseng

Compensation Committee

     The Compensation Committee of the Board of Directors, which during the fiscal year ended September 28, 2002, consisted of Mr. Kaufman and Mr. Tseng, met four times during the year. The Compensation Committee reviews and approves the Company's executive compensation policy, including the salaries and target bonuses of the Company's executive officers. In addition, the Compensation Committee administers the Company's stock plans, which includes recommending or approving the grant of options to new and existing employees (including officers and employee directors).

Compensation of Directors

     Directors who are employees of the Company receive no fees for services provided as members of the Board of Directors, but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. See "EXECUTIVE COMPENSATION."

     Directors who are not employees of the Company receive a fee of $1,000 for each meeting attended and are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and its committees.

     Non-employee Directors are also entitled to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, which was adopted by the Board of Directors in September 1993, and approved by the stockholders in October 1993, authorizes a total of 300,000 shares of Common Stock for issuance pursuant to options granted under the Directors' Plan. The Directors' Plan provides for an automatic grant of 40,000 shares of Common Stock to each non-employee Director on the date on which such individual first becomes a director. As approved by stockholders at the 1996 Annual Shareholder's Meeting, an amendment to the Directors' Plan also provides that each non-employee Director will be granted additional options for the purchase of 10,000 shares of Common Stock at the Board meeting immediately following the annual anniversary date of the non-employee Director's commencement of service on the Board of Directors.

     Initial options granted under this plan have terms of ten years and typically the shares underlying the option vest over four years at the rate of 25% on the one year anniversary date, with the remaining shares vesting monthly in equal increments over the remaining three years. Subsequent options granted under this plan have a term of ten years and typically vest over the four years at the rate of 25% annually from the anniversary date. The exercise price of each option granted equals 100% of the fair market value of the Common Stock on the grant date, based on the closing price of the Common Stock as reported on the OTC (Over-the-Counter) Bulletin Board. Options granted under the Directors' Plan must be exercised within three months following the end of the optionee's tenure as a director of the Company, or within six months after the termination of a director's tenure due to death or disability; options not so exercised are then cancelled and may be reissued pursuant to the 1993 Directors' Stock Option Plan. The Directors' Plan is designed to work automatically, without administration; to the extent administration is necessary, however, such services are provided by those who administer the Company's stock plans. The Directors' Plan has been structured so that options granted to non-employee Directors will qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder.

     During the fiscal year ended September 28, 2002, Mr. Tseng received an annual option for 10,000 shares in October 2002 with an exercise price of $0.280 per share, and Mr. Kaufman received an annual option for 10,000 shares in July 2002 with an exercise price of $0.12 per share.

Vote Required and Recommendation of Board of Directors

     The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year ending September 27, 2003, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

     PricewaterhouseCoopers LLP has audited the Company's financial statements since fiscal 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification as a matter of god corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Audit Fees

     PricewaterhouseCoopers LLP has billed the Company $115,232 in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the Company's 2002 fiscal year and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q for the Company's 2002 fiscal year.

Fees For The Design and Implementation of Financial Information Systems

     There were no fees incurred or billed related to the Design and Implementation of Financial Information Systems.

All Other Fees

     PricewaterhouseCoopers LLP has billed the Company $1,689, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for all services other than those covered in the section captioned "Audit Fees" for the Company's 2002 fiscal year. These other services include (i) tax planning and assistance with the preparation of returns, (ii) services rendered in connection with the financial analysis for the Company, (iii) assistance with regulatory filings, and (iv) consultations on the effects of various accounting issues and changes in professional standards.

     In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2002, the Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2003.

                        SECURITY OWNERSHIP OF DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 27, 2002, by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended September 28, 2002, (collectively, the "Named Officers"), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                          Shares          Percentage
                                                       Beneficially      Beneficially
Beneficial Owner                                          Owned              Owned
------------------                                     ------------      ------------
Jeff Yuan-Kai Lin (1)                                   1,318,000           13.1%
Wilson Wong (2)                                         1,911,748           19.0%
Dr. Eugene C.Y. Duh (3)                                 1,199,504           11.9%
OSE, Ltd.(4)(5)                                            25,293              *
MK GVD Fund(6)                                            500,000            5.0%
Michael D. Kaufman(6)(7)                                  210,000            2.1%
Delta International Holding, Ltd(8)                       333,333            3.3%
Delta Networks, Inc.(8)                                   166,667            1.7%
Edmond Tseng(9)(10)                                       145,980            1.5%
Rusty Callihan(11)                                         51,499              *
Anthony Contos (12)                                        73,290              *
Jim Hsia(13)                                               67,011              *
Chiu K. Fung(14)                                            7,500              *
All directors and executive officers as a group         5,509,825           54.7%
(9 persons)

*    Represents less than one percent of the outstanding Common Stock.

----------
(1) The address for Mr. Lin is 821 Fox Lane, San Jose, California 95131. Includes 10,000 shares issuable under stock options exercisable within 60 days of December 27, 2002.
(2) The address for Mr. Wong is 821 Fox Lane, San Jose, California 95131. Includes 587,498 shares issuable under stock options exercisable within 60 days of December 27, 2002.
(3) The address for Dr. Duh is Orient Semiconductor Electronics, Ltd., No. 12-2 Nei Huang S. Rd., NEPZ Kaohsiung 81120, Taiwan, ROC.
(4) Dr. Duh is a Director of OSE Ltd. As such, Dr. Duh may be deemed to be a beneficial owner of these shares. (5) Dr. Duh is a Director and Mr. Tseng is President of OSE, Inc. As such, Dr. Duh, Mr. Tseng, and OSE Ltd. may be deemed to be beneficial owners of these shares.
(6) The address for MK GVD Fund and Mr. Kaufman is 2471 E. Bayshore Road, Suite 520, Palo Alto, California 94303. Mr. Kaufman and Gregory Lahann are general partners of MK GVD Management. Each of these individuals shares voting and investment power with respect to the shares held by MK GVD Fund, and therefore may be deemed to be beneficial owners of such shares.
(7) Includes 90,000 shares issuable under stock options exercisable within 60 days of December 27, 2002.
(8) Delta International Holding, Ltd, and Delta Networks, Inc. are related parties, and therefore may be deemed to be beneficial owners of such shares.
(9) The address for Edmond Tseng is Orient Semiconductor, Inc., 2221 Old Oakland Rd, San Jose, CA 95131.
(10) Includes 90,000 shares issuable under stock options exercisable within 60 days of December 27, 2002.
(11) All shares indicated are issuable under stock options exercisable within 60 days of December 27, 2002.
(12) Includes 59,499 shares issuable under stock options exercisable within 60 days of December 27, 2002.
(13) Includes 73,290 shares issuable under stock options exercisable within 60 days of December 27, 2002.
(14) All shares indicated are issuable under stock options exercisable within 60 days of December 27, 2002.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation received by the Named Officers for services rendered to the Company in all capacities for fiscal years ended September 30, 2000, September 29, 2001, and September 28, 2002:

                                                                                              Long-Term
                                                                                         Compensation Awards
                                                                                    -------------------------------
                                                 Annual Compensation                             Number
                                        ------------------------------------------  Restricted  of Shares
Name and Principal Position                                         Other Annual      Stock     Underlying   LTIP      All Other
---------------------------             Year    Salary      Bonus  Compensation($)    Awards     Options    Payouts  Compensation(1)
                                        ----    ------      -----  ---------------    ------     -------    -------  ---------------
Wilson Wong                             2002    114,108      --          --             --           --       --         920
 President and Chief Executive Officer  2001    162,662      --          --             --           --       --         789
  Chairman of the Board                 2000    166,673      --          --             --           --       --         754
Jeff Lin                                2002         (2)     --          --             --           --       --         132
 Chief Operating Officer
Rusty Callihan                          2002    162,473      --          --             --        2,500       --         759
 Vice President of Sales                2001    170,845      --          --             --        1,000       --         551
                                        2000    191,827      --          --             --       10,000       --         921
Anthony Contos                          2002    127,669      --          --             --        5,000       --         222
 Vice President Finance &               2001    136,412      --          --             --        2,573       --         248
  Administration and Secretary          2000    121,540      --          --             --       43,980       --         209
Jim Hsia                                2002    131,721      --          --             --        2,500       --         256
 Vice President of Marketing            2001    142,059      --          --             --        1,000       --         261
                                        2000    146,756      --          --             --       52,350       --         263

----------
(1) Amount consists of premiums paid by the Company for life insurance, including compensation relating to over $50,000 Life Insurance and Executive Life.

(2) Mr. Jeff Lin rejoined the Company as an officer on June 1, 2002. His annual salary and bonus did not exceed $100,000 for fiscal 2002.

Option Grants in Last Fiscal Year

     The following table sets forth certain information with respect to stock options granted to each of the Named Officers during the fiscal year ended September 28, 2002. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

                        Option Grants in Last Fiscal Year

                                Individual Grants
                                -----------------
                                                                                     Potential Realizable
                                                                                      Value at Assumed
                                                                                      Annual Rates of
                   Number of                                                             Stock Price
                    Shares       % of Total Options                                     Appreciation
                  Underlying         Granted to       Exercise                       for Option Term (3)
                    Options         Employees in       Price                         -------------------
     Name         Granted (1)      Fiscal Year (2)   Per Share  Expiration Date        5%          10%
     ----         -----------      ---------------   ---------  ---------------      ------      ------
Rusty Callihan       5,000              3.02%          0.120         5/1/12          $  189      $  478
Anthony Contos       2,573              1.28%          0.120        5/11/12          $  377      $  956
Jim Hsia             2,500              1.51%          0.120         5/1/12          $  189      $  478
Chiu K. Fung        10,000              6.03%          0.280        11/2/11           1,761       4,463
                     3,000              1.81%          0.120         5/1/12            226.         574
Jeff Lin            10,000              6.03%         0.2800        11/2/11          $1,761      $4,463

----------
(1) All options were granted under either the Company's 2001 Stock Option Plan or the Company's Key Executive Stock Plan and have exercise prices equal to the fair market value on the grant date. All options vest and become exercisable over a four-year period, generally at the rate of 25% on the first anniversary of the date of grant and 1/48 per month thereafter, subject to the option holder's continued employment with the Company. Under the foregoing plans, the Board retains discretion to modify the terms, including the prices, of outstanding options

(2) Based on options to purchase an aggregate of 165,800 shares granted in fiscal 2002.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Holdings

     The following table provides information with respect to option exercises in fiscal 2002, by the Named Officers and the value of such officers' unexercised options at September 28, 2002:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

                                                        Number of Shares
                                                     Underlying Unexercised           Value of Unexercised
                                                           Options at                In-the-Money Options at
                        Shares                          Fiscal Year End                 Fiscal Year End (1)
                       Acquired        Value       ---------------------------    -----------------------------
Name                  on Exercise     Realized     Exercisable   Unexercisable    Exercisable     Unexercisable
----                  -----------     --------     -----------   -------------    -----------     -------------
Wilson Wong                 --              --       549,999          50,001        $ 49,500        $  4,500
Jeff Lin                    --              --         7,500          12,500        $    675        $  1,125
Anthony Contos              --              --        58,125          20,825        $  5,232        $  1,874
Jim Hsia                    --              --        38,926          16,924        $  4,297        $  1,418
Rusty Callihan              --              --        47,749          15,751        $  4,297        $  1,418
Chiu K. Fung                --              --         2,500          20,500        $    225        $  1,845

----------
(1) Market value of unexercised options is based on the price of the last reported sale of the Company's Common Stock on the OTC (Over-the-Counter) Bulletin Board of $0.09 per share on September 27, 2002 (the last trading day for fiscal 2002), minus the exercise price. Does not include options that had an exercise price greater than $0.20.

Compensation Committee Interlocks and Insider Participation

     For the fiscal year ended September 28, 2002, the Compensation Committee consisted of Mr. Kaufman and Mr. Tseng, neither of who is an officer of the Company.

Mr. Tseng is the President and Chief Executive Officer and Dr. Duh is a director of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd. ("OSE"). The Company subcontracts the manufacturing of a substantial portion of its products through OSE. Under the Company's arrangement with OSE, the Company purchases certain components from third party vendors and sells these components to OSE at cost. OSE purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with OSE. During fiscal 2000, 2001 and 2002, the Company's purchases from OSE totaled $3.7 million, $1.3 million and $0.5 million, respectively. The Company's arrangement with OSE provides for payment terms of 45 days from date of receipt of product. The Company sells certain component parts to OSE with payment terms similar to those granted to the Company. OSE and its affiliates are significant stockholders of the Company. A portion of the purchases from OSE included payments to OSE, Inc. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

Certain Relationships and Related Transactions

The Delta Electronics Group of Companies includes Delta Networks, Inc. and Delta International Holdings, Ltd. own 166,667 and 333,333, respectively of the Company's common stock, which together represents approximately 5.0% of the common stock of the Company. The Company subcontracts the manufacturing of a substantial portion of its products through Delta Networks, Inc. ("Delta"). Under the Company's arrangement with Delta, the Company purchases certain components from third party vendors and sells these components to Delta at cost. Delta purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with Delta. During fiscal 2001 and 2002, the Company's purchases from Delta totaled $4.8 million and $3.2 million, respectively. The Company's arrangement with Delta provides for payment terms of 90 days from date of receipt of product. The Company sells certain component parts to Delta with payment terms similar to those granted to the Company. Delta and its affiliates own in aggregate approximately 5% of the Company. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In fiscal 2002, the Compensation Committee ("Committee") consisted of Mr. Kaufman and Mr. Tseng, neither of whom is or has been an employee of the Company. The Committee is responsible for reviewing the compensation and benefits for the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under the Company's Key Executive Stock Plan and 2001 Stock Option Plan.

     The Committee held four meetings during fiscal 2002. The following report is submitted on behalf of the Compensation Committee.

Compensation Policies

     The Company operates in the high technology industry, characterized by rapid changes and extreme competition. The Board's compensation philosophy is to provide cash and equity incentives to the Company's executive officers and other employees to attract highly qualified personnel in order to maintain the Company's competitive position. The Board's compensation program goals are to: attract, retain and motivate qualified executive officers and employees who contribute to the Company's long-term success; align the compensation of executive officers with the Company's business objectives and performance; and align incentives for executive officers with the interests of stockholders in maximizing value.

Compensation Components

     The compensation for executive officers generally consists of salary, annual incentives and stock option awards.

     Base Salary. The salaries of each of the executive officers of the Company are generally based on salary levels of similarly sized companies, primarily those located in Silicon Valley. The Committee reviews generally available surveys and other published compensation data. The compensation of the executive officers, including the Chief Executive Officer, are generally reviewed annually by the Committee and/or the Board and adjusted on the basis of performance, the Company's results for the previous year and competitive conditions. Due to the Company's recurring operating losses and beginning in April 2001, the Compensation Committee recommended and the Company implemented a temporary salary reduction program which effects all salaries over certain minimum levels. Such salary reduction program affects primarily executive officer compensation and was implemented as part of the Company's cost cutting efforts.

     Bonuses. The Company's intention is to develop bonus compensation plans designed to reward the Company's executive officers based on the Company's financial performance. There is no bonus plan in place for officers at this time.

     The Company has a profit sharing plan approved by the Board of Director's during fiscal 2001. However, there were no bonuses earned under the profit sharing plan during fiscal year 2002. This plan covers all active, full-time employees of the Company who have been with the Company for a certain minimum period of the applicable fiscal year. Cash payments under the plan shall be made subsequent to the Company's applicable fiscal year and be based on yearly net income.

     Equity-Based Compensation. The Company enables all eligible employees, including executive officers other than Mr. Wong, to purchase the Company's Common Stock at a discount by participating in the Company's 1993 Employee Stock Purchase Plan. In addition, the Company periodically grants to its executive officers stock options under the 2001 Stock Plan, and the Key Executive Plan, and grants to other employees stock options under the 2001 Stock Plan, in order to provide additional incentive for such persons. The Committee believes that such incentive promotes the long-term interests of the Company's stockholders. Options generally vest over a four-year period to encourage option holders to continue employment with the Company. In granting options, the Committee takes into account each individual's level of responsibility within the Company and such individual's expected future contribution, as well as the number of shares and outstanding options already held by the individual. The Board has adopted a stock option grant policy, pursuant to which employees (including officers except for Mr. Wong) may receive annual stock option grants, generally on their review date with the Company, in amounts based on certain criteria including continuous time with the Company, current salary, responsibilities, and job performance. Employees may also be entitled to receive additional option grants where the employee's job has significantly changed through growth or promotion. The exercise price of all options is the market price on the date of grant.

Compensation of Chief Executive Officer

     The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. In fiscal 2002, the Company decreased the pay rates of most employee's, including the compensation of Mr Wong, as part of the Company's salary reduction program.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1,000,000, unless compensation is performance-based and meets certain specified conditions (including stockholder approval). Based on the Company's current compensation plans and policies, the Committee does not anticipate, for the foreseeable future, that the Company will lose any significant tax deduction for executive compensation.

This report presented herein was approved by a motion of the Board of Directors.

                                        FOR THE COMPENSATION COMMITTEE
                                        Michael Kaufman
                                        Edmond Tseng

                                PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Asante Technologies, Inc., the NASDAQ Composite Total Return Index (US) and the Research Data Group Semiconductor Composite Index. The graph assumes that $100 was invested in the Company's Common Stock, the NASDAQ Composite Total Return Index (US) and the Research Data Group Semiconductor Composite Index from the date of the Company's initial public offering, December 10, 1993, through September 27, 2002, the last trading day of the Company's 2002 fiscal year.

     Because the Company effected its initial public offering on December 10, 1993, the information in the graph is provided in quarterly intervals. Historic stock price performance is not necessarily indicative of future stock price performance.

                                [PERFORMANCE GRAPH]

                    THE RDG SEMICONDUCTOR COMPOSITE INDICES

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
     AMONG ASANTE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

[THE FOLLOWING INFORMATION WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                                                       Cumulative Total Return
                                     ---------------------------------------------------------------
                                       9/97       9/98       9/99       9/00        9/01       9/02
ASANTE TECHNOLOGIES, INC.            100.00      31.82      36.36      19.89        3.64       1.64
NASDAQ STOCK MARKET (U.S.)           100.00     101.58     165.72     220.07       89.94      70.84
RDG SEMICONDUCTOR COMPOSITE          100.00      73.85     163.78     252.78      105.88      57.69

* $100 invested on 9/30/97 in stock or index- including reinvestment of dividends. Fiscal year ending September 30.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of copies of such forms received by it, or on written representations from certain reporting persons that no other filings were required for such persons, the Company believes that, during the year ended September 28, 2002, its executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                        For the Board of Directors


                                        Anthony Contos
                                        Secretary

Dated: January 15, 2003

PROXY                                                                      PROXY
                            ASANTE TECHNOLOGIES, INC.
                      2002 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Asante Technologies, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 15, 2003, and the Company's 2002 Annual Report to Stockholders on Form 10-K, and hereby appoints Wilson Wong and Anthony Contos, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Asante Technologies, Inc. to be held on February 20, 2003, at 10:00 a.m. local time, at the Company's principal offices, 821 Fox Lane, San Jose, California, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and entitled, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

     This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the specified nominees as directors, FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants, and as said proxies deem advisable on such other matters as may properly come before the meeting.


                 (Continued, and to be signed on the other side)

                                                           Please mark
                                                           your votes
                                                           as indicated in   [X]
                                                           this example

1. Elections of Directors
   INSTRUCTION: If you              WITHHOLD
   wish  to withhold           FOR  FOR ALL
   authority to vote for       [ ]    [ ]
   any individual nominee,
   strike a line through
   that nominee's name
   in the list below:

Wilson Wong; Jeff Yuan-Kai Lin; Michael D.
Kaufman; Edmond Tseng

- ------------------------------------------

I PLAN TO ATTEND TO MEETING            [ ]


                                                                                   FOR   AGAINST   ABSTAIN
2. To  ratify  the  appointment  of  PricewaterhouseCoopers LLP as the Company's   [ ]     [ ]       [ ]
   independent accountants for the fiscal year ending September 27, 2003.


3. To  transact  such other business as may properly come before the meeting and   [ ]     [ ]       [ ]
   any adjournment or postponement thereof.

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                                             COMMENTS/ADDRESS CHANGE
                                       Please mark this box if you have
                                        written comments/address change      [ ]
                                              on the reverse side.


Signature(s) ______________________________________________Dated _______________

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)